                                                                   EXHIBIT 10.13

                    INTELLECTUAL PROPERTY PURCHASE AGREEMENT

                          DATED AS OF JANUARY 31, 2003,

                                 BY AND BETWEEN

                          ISOLAGEN TECHNOLOGIES, INC.,
                             A DELAWARE CORPORATION,
                                 AS "PURCHASER",

                            GREGORY M. KELLER, M.D.,
                                   AS "SELLER"

                                       AND

                                PACGEN PARTNERS,
                        A CALIFORNIA GENERAL PARTNERSHIP,
                                 AS "SUBSCRIBER"

                                TABLE OF CONTENTS

ARTICLE 1  DEFINITIONS....................................................    1
         1.1      Definitions.............................................    1

ARTICLE 2  THE TRANSACTION................................................    3
         2.1      Purchase and Sale of Intellectual Property..............    3
         2.2      Liabilities.............................................    4
         2.3      Closing.................................................    4
         2.4      Deliveries at Closing...................................    4

ARTICLE 3  PAYMENT OF PURCHASE PRICE......................................    4
         3.1      Amount; Allocation......................................    4
         3.2      Allocation..............................................    5

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF SELLER.......................    5
         4.1      Title to Intellectual Property; Encumbrances............    5
         4.2      No Violations...........................................    5
         4.3      Litigation..............................................    6
         4.4      Disclosure..............................................    6
         4.5      Copies of Documents.....................................    6
         4.6      Broker's or Finder's Fees...............................    6
         4.7      Intellectual Property...................................    6
         4.8      GeriGene Agreement......................................    7

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF PURCHASER....................    7
         5.1      Existence and Good Standing: Power and Authority........    7
         5.2      Authorization and Validity of Agreement.................    8
         5.3      Consents and Approvals; No Violations...................    8
         5.4      Capitalization..........................................    8
         5.5      Reports.................................................    9
         5.6      Third Party Beneficiary.................................    9

ARTICLE 6  INVESTMENT REPRESENTATION AND POST-CLOSING COVENANTS...........    9
         6.1      Further Assurances......................................    9
         6.2      Investment Representations..............................    9
         6.3      Right of First Refusal..................................   11
         6.4      Abandonment of Patent Applications......................   12
         6.5      Filing of Reports.......................................   12
         6.6      Obligations of Subscriber...............................   13

ARTICLE 7  SURVIVAL AND INDEMNIFICATION...................................   13
         7.1      Indemnification of the Seller...........................   13
         7.2      Indemnification of the Purchaser........................   13
         7.3      Demands for Third Party Claims..........................   13
         7.4      Right to Contest and Defend.............................   13

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
         7.5      Cooperation.............................................   13
         7.6      Right to Participate....................................   14
         7.7      Payment of Damages......................................   14
         7.8      Survival of Representations and Warranties..............   14
         7.9      Independent Indemnities.................................   15

ARTICLE 8  MISCELLANEOUS..................................................   15
         8.1      Entire Agreement........................................   15
         8.2      Successors and Assigns..................................   15
         8.3      Counterparts............................................   15
         8.4      Headings................................................   15
         8.5      Modification and Waiver.................................   15
         8.6      Third Party Beneficial Rights...........................   15
         8.7      Sales and Transfer Taxes................................   16
         8.8      Expenses................................................   16
         8.9      Notice..................................................   16
         8.10     Governing Law...........................................   17
         8.11     Confidentiality; Publicity..............................   17
         8.12     Severability............................................   18
         8.13     Enforcement.............................................   18
         8.14     Arbitration.............................................   18

                    INTELLECTUAL PROPERTY PURCHASE AGREEMENT

         This INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this "Agreement") is dated as of January 31, 2003 (the "Effective Date"), by and between ISOLAGEN TECHNOLOGIES, INC., a Delaware corporation ("Purchaser"), GREGORY M. KELLER, M.D. ("Seller") and PACGEN PARTNERS, a California general partnership ("Subscriber"). Purchaser, Seller and Subscriber are sometimes hereinafter referred to as "Parties," or individually, as a "Party."

                              W I T N E S S E T H:

         WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, intellectual property of Seller embodied in two patent applications filed with the United States Patent and Trademark Office, as more particularly described herein, all upon the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Definitions. As used herein, the following terms have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.

         "Books and Records" all books, records, files and data, certificates and other documents related to the Intellectual Property.

          "Business Day" means any day other than a Saturday, Sunday, or a holiday on which national banking associations in the state of Texas are closed.

         "Claims or Costs" any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims and causes of action (whether sounding in contract, tort, or otherwise), demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including, but not limited to court costs and reasonable attorneys' and paralegals' fees and expenses.

         "Closing" as defined in Section 2.4 hereof.

         "Closing Date" as defined in Section 2.4 hereof.

         "Common Stock" means the common stock, $.001 par value, of Isolagen.

         "Control" or "control" means, with respect to any Person, (i) the ownership of fifty percent (50%) or more of the stock ownership or equivalent beneficial ownership interest of such person; (ii) the ability, directly or indirectly, to exercise fifty percent (50%) or more of the voting rights of such Person; or (iii) the ability, directly or indirectly, to direct the management or policies of such Person, whether through the ownership of voting rights, pursuant to a contract, or otherwise.

         "Encumbrances" liens, security interests, options, rights of first refusal, mortgages, debentures, pledges, charges, hypothecations, indentures, deeds of trust, licenses, leases, permits or security agreements.

         "Entity" shall mean a corporation (including any non-profit corporation), general partnership, limited partnership, joint venture, limited liability company, estate, trust, company or other enterprise, association, organization, or entity of any nature other than an individual or a Governmental Authority.

         "GeriGene Agreement" shall mean the Settlement Agreement announced in GERIGENE MEDICAL CORPORATION V. GREGORY M. KELLER, M.D., Case No.
CV00-02224-SVW(RZx) in the United States District Court for the Central District of California and the related cross action, on July 20, 2000, before Anna Choe, Certified Shorthand Reporter of the State of California.

         "Governmental Authority" shall mean any and all applicable courts, boards, bureaus, agencies, commissions, offices or authorities of any nature whatsoever of any governmental or quasi-governmental unit (federal, state, county, district, municipal, or otherwise).

         "Intellectual Property" means the Patent Applications and all rights in or to all of the following in any jurisdiction throughout the world: (a) all inventions described or embodied in the claims set forth in the Patent Applications (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof and all divisionals, renewals, continuing applications thereof, and all Letters Patent of the United States which may be granted thereon and all reissues and extensions thereof, and all rights of priority under International Conventions and applications for Letters Patent which may hereafter be filed for said improvements in any country or countries foreign to the United States, and all Letters Patent which may be granted for said improvements in any country or countries foreign to the United States and all extensions, renewals and reissues thereof, and (b) all trade secrets and confidential information relating thereto (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, and specifications.

         "Isolagen" means Isolagen, Inc., a Delaware corporation and the sole shareholder of Purchaser.

         "Knowledge" means the actual knowledge of a Person as well as the knowledge a reasonable Person would have obtained, after due inquiry (i) in order to make the representation or warranty referred to herein in an informed manner or (ii) from the disclosure materials provided to it.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Patent Applications" means Patent Application Serial No. 09/634,038 filed 8/8/2000 (divisional of Patent Application Serial No. 09/003,378 filed 01/06/1998), titled "Augmentation and repair of Vocal Cord Tissue Defects"; and Patent Application Serial No. 09/980,150 filed 11/28/2001 and Patent Application Serial No. PCT/US00/14743 filed 5/26/2000, each titled "A Method of Using Autologous Fibroblasts to Promote Healing of Wounds and Fistulas", all as filed with the United States Patent and Trademark Office.

         "Person" any individual or Entity.

         "Purchaser" as defined in the preamble of this Agreement.

         "Retained Liabilities" as defined in Section 2.3 hereof.

         "Seller" as defined in the preamble of this Agreement.

         "Subject Revenues" as defined in Section 3.1(a)(ii) hereof.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other Person.

                                    ARTICLE 2
                                 THE TRANSACTION

         2.1 Purchase and Sale of Intellectual Property. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase the Intellectual Property from the Seller, and Seller agrees to sell, convey, transfer, assign and deliver the Intellectual Property, and cause the Intellectual Property to be sold, conveyed, transferred, assigned and delivered, to Purchaser, on the Closing Date, upon the receipt by the Seller of the Securities, free and clear of any Encumbrances.

         2.2 Liabilities. Except as set forth in Article 7 of this Agreement, after the Closing, Purchaser shall be solely responsible to pay, perform and discharge, in a timely manner, all Liabilities, claims and obligations arising from Purchaser's development, ownership, management, control, use or disposition of the Intellectual Property.

         2.3 Closing. The closing (the "Closing") of the transactions contemplated hereby shall be held at the offices of Haynes and Boone, L.L.P., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, no later than January 31, 2003, or such other place, date and time as may be mutually agreed upon by the Parties and may be effected by means of facsimile or electronic delivery of documents and signatures and by overnight delivery at the election of either Party. Such time and date are referred to herein as the "Closing Date."

         2.4 Deliveries at Closing. The Parties shall execute (as applicable) and deliver the following at the Closing, except as otherwise indicated:

         (a) Seller shall execute and deliver Assignments of the Patent Applications in the form attached hereto as Exhibit "A."

         (b) Within ten (10) days after the Closing, Purchaser shall deliver a stock certificate evidencing the issuance of the Securities to Subscriber.

         (c) Purchaser shall deliver a certificate executed by the Secretary of Purchaser certifying the adoption of attached resolutions by the board of directors of Purchaser approving the transaction contemplated hereby and the incumbency and signatures of the officers of Purchaser executing this Agreement and the other documents delivered at Closing by Purchaser.

                                    ARTICLE 3
                           PAYMENT OF PURCHASE PRICE

         3.1      Amount; Allocation.

         (a) The purchase price ("Purchase Price") for the Intellectual Property consists of the following components:

                  (i) Purchaser shall cause Isolagen, Inc., a Delaware corporation ("Isolagen") to issue to Subscriber One Hundred Thousand (100,000) shares of its Common Stock (the "Securities"). The Securities shall be will be imprinted with a legend substantially as follows, the terms of which are specifically agreed to:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION REQUIREMENTS. WITHOUT SUCH REGISTRATION. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE ISSUER OF AN

         OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR THE SUBMISSION TO THE ISSUER OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

         Seller understands and agrees that appropriate stop transfer notations will be placed in the records of Isolagen, Inc. and its transfer agent in respect of the Securities.

                  (ii) Purchaser shall pay Seller a royalty (the "Royalty") equal to (a) five percent (5%) of all revenues recognized by Purchaser or its Affiliates from commercial application of the Intellectual Property made, provided, distributed, sold or manufactured directly by Purchaser or its Affiliates, or (b) twenty-five percent (25%) of all revenues recognized by Purchaser or its Affiliates from licensing, sublicensing, transferring or selling the Intellectual Property to a third party, without offset or deduction for general and administrative or operating costs ("Subject Revenues"), subject to a total maximum royalty of Two Million Dollars ($2,000,000). The Royalty shall be payable monthly, commencing on the first day of the second calendar month following the first date of receipt by Purchaser or its Affiliates of Subject Revenues and monthly thereafter for Subject Revenues received in the second preceding month, up to the maximum royalty amount.

         3.2 Allocation. The Parties agree that the entire Purchase Price will be allocated to the Intellectual Property for all purposes (including financial accounting and tax purposes).

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Purchaser to enter into and perform this Agreement, Seller represents and warrants to Purchaser as follows:

         4.1 Title to Intellectual Property; Encumbrances. To the knowledge of Seller, Seller has good and valid title to the Intellectual Property, subject to no Encumbrances.

         4.2 No Violations. To the knowledge of Seller, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate any statute, ordinance, rule or regulation applicable to Seller or by which any of the Intellectual Property may be bound; (b) violate any order, judgment or decree of any court or of any Governmental Authority or regulatory body, agency or authority applicable to Seller or by which any of the Intellectual Property may be bound; (c) require any filing by Seller with, or require Seller to obtain any permit, consent or approval of, or require Seller to give any notice to, any Governmental Authority or regulatory body, agency or authority; or (d) result in a violation or breach by Seller of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Seller (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Intellectual Property.

         4.3 Litigation. To the Knowledge of Seller, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or threatened, against or affecting the Intellectual Property, and Seller does not know of any valid basis for any such action, proceeding or investigation. To the Knowledge of Seller, there are no such suits, actions, claims, proceedings or investigations pending or threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

         4.4 Disclosure. Neither these representations and warranties made by Seller pursuant to Article 4 of this Agreement nor any of the Schedules or certificates attached hereto or delivered in accordance with the terms hereof knowingly contains any misstatement of fact or omits any statement of fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.

         4.5 Copies of Documents. Seller has caused to be made available for inspection and copying by Purchaser and its advisers, true, complete and correct copies of all documents in Seller's possession referred to in this
Article 4 or in any Schedule attached hereto.

         4.6 Broker's or Finder's Fees. No agent, broker, Person or firm acting on behalf of Seller is, or will be, entitled to any fee, commission or broker's or finder's fees for which the Purchaser may be liable in connection with this Agreement or any of the transactions contemplated hereby.

         4.7      Intellectual Property.

                  (a) To the knowledge of Seller, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any third party). To the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Intellectual Property.

                  (b) Schedule 4.7 identifies each patent or registration which has been issued to Seller with respect to any of the Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to any of the Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of the Intellectual Property (together with any exceptions). Seller has delivered to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, patent prosecution files, assignments and permissions (as amended to-date) in Seller's possession and has made available to Purchaser correct and complete copies of all other written documentation known to Seller evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property required to be identified in Schedule 4.7 and to the knowledge of Seller: (i) Seller possesses all right, title, and interest in and to the item, free and clear of any Encumbrances, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; (iv) Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, and (v) Seller has never agreed to license the Intellectual Property or any portion thereof to any Person.

                  (c) Schedule 4.7 identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to-date) in Seller's possession. With respect to each item of Intellectual Property required to be identified in Schedule 4.7 and to the knowledge of Seller: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;
(vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and (viii) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

         4.8 GeriGene Agreement. All the representations and warranties made by Seller under Article 4 of this agreement are subject to limitations and terms set forth in the GeriGene Agreement.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller and Subscriber as follows:

         5.1 Existence and Good Standing: Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser has full corporate power and authority to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all required corporate action of Purchaser and no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transaction contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         5.2 Authorization and Validity of Agreement. Purchaser has full power and authority, including full corporate power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Without limiting the foregoing, the execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the members and managers of Purchaser, and no other action on the part of Purchaser or its officers, directors or shareholder is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         5.3 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Purchaser; (b) violate any statute, ordinance, rule or regulation applicable to Purchaser, (c) violate any order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Purchaser or by which any of the Intellectual Property may be bound; or (d) require any filing by Purchaser with, or require Purchaser to obtain any permit, consent or approval of, or require Purchaser to give any notice to, any governmental or regulatory body, agency or authority.

         5.4 Capitalization. The authorized capital stock of Isolagen consists of 55,000,000 shares, of which 50,000,000 are shares of common stock, par value $.001 per share, and 5,000,000 are shares of preferred stock, par value $.001 per share. All Securities, when issued, (a) will have been duly authorized and validly issued and (b) will be fully paid and nonassessable. None of the Securities will, when issued, have been issued in breach or violation of any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any Person under any agreement to which Purchaser is a party or the terms of any then outstanding options, warrants or other rights it has issued to acquire shares of the Purchaser's capital stock.

         5.5 Reports. Since January 1, 2002, Isolagen has filed all required forms, reports and documents with the SEC (collectively, the "SEC Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). None of such SEC Reports, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents the consolidated financial condition of Isolagen and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations of Isolagen and its subsidiaries for the respective periods covered thereby, except, in the case of interim financial statements, for year-end adjustments and procedures previously taken by Isolagen at year end, and the absence of notes thereto. Each of the financial statements (including the related notes) included in the SEC Reports has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

         5.6 Third Party Beneficiary. All representations of Purchaser to Seller herein shall also inure to the benefit of Subscriber as a third party beneficiary hereof.

                                    ARTICLE 6
              INVESTMENT REPRESENTATIONS AND POST-CLOSING COVENANTS

         6.1      Further Assurances.

                  (a) At any time or from time to time after the Closing Date, each Party shall, at the reasonable request of another Party, execute and deliver any further instruments or documents and take all such further action as such Party may reasonably request in order to consummate and make effective the sale of the Intellectual Property and other items contemplated pursuant to this Agreement.

                  (b) At reasonable times and with reasonable advance notice from time to time during the first two years after the Closing Date, Seller shall provide Purchaser up to twenty (20) hours per year of consulting services and technical assistance to Purchaser without further compensation or consideration to assist Purchaser in connection with the efforts to protect and commercialize the Intellectual Property. Purchaser shall pay or reimburse Seller's reasonable out-of-pocket expenses incurred in connection with providing such services and assistance.

                  (c) At any time or from time to time after the Closing Date, Seller shall execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to obtain the issuance of patents and foreign corresponding patents on the Intellectual Property and any derivative works.

         6.2 Investment Representations. Subscriber hereby represents and warrants to Purchaser as follows:

                  (a) Subscriber is acquiring the Securities for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Act") and applicable state securities laws.

                  (b) Subscriber understands that (1) the Securities (A) have not been registered under the Act or any state securities laws, (B) will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) and/or Regulation D thereof, (C) will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities laws which relate to private offerings and (D) must be held by Subscriber indefinitely, and (2) Subscriber must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Act and applicable state securities laws or is exempt therefrom. Subscriber further understands that such exemptions depend upon, among other things, the bona fide nature of the investment intent of Subscriber expressed herein. Pursuant to the foregoing, Subscriber acknowledges that the certificate representing the Securities acquired by Subscriber shall bear a restrictive legend substantially as set forth in Section 3.1(a)(i) hereof.

                  (c) Subscriber has knowledge, skill and experience in financial, business and investment matters relating to an investment of this type and is capable of evaluating the merits and risks of such investment and protecting Subscriber's interest in connection with the acquisition of the Securities. Subscriber understands that the acquisition of the Securities is a speculative investment and involves substantial risks and that Subscriber could lose Subscriber's entire investment in the Securities. To the extent deemed necessary by Subscriber, Subscriber has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of purchasing and owning the Securities. Subscriber has the ability to bear the economic risks of Subscriber's investment in Isolagen, including a complete loss of the investment, and Subscriber has no need for liquidity in such investment.

                  (d) Subscriber has been furnished by Purchaser and Isolagen all information (or provided access to all information) and has reviewed all public filings regarding the business and financial condition of Purchaser and Isolagen, their expected plans for future business activities, the attributes of the Securities and the merits and risks of an investment in the Securities which Subscriber has requested or otherwise needs to evaluate the investment in the Securities.

                  (e) In making the proposed investment decision, Subscriber is relying solely on investigations made by Subscriber and Subscriber's representatives. The offer to sell the Securities was communicated to Subscriber in such a manner that Subscriber was able to ask questions of and receive answers from the management of Purchaser and Isolagen concerning the terms and conditions of the proposed transaction and that at no time was Subscriber presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general or public advertising or solicitation.

                  (f) Subscriber acknowledges that Isolagen is not under an obligation to register the Securities under the Act or the securities laws of any state. In addition, Subscriber acknowledges that Subscriber has been advised that:

                  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF ANY REPRESENTATIONS BY PURCHASER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  IN MAKING AN INVESTMENT DECISION SUBSCRIBER MUST RELY ON HIS OWN EXAMINATION OF PURCHASER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF ANY REPRESENTATION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. SUBSCRIBER IS AWARE THAT SUBSCRIBER MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                  (g) Subscriber acknowledges and is aware that there has never been any representation, guarantee or warranty made by Purchaser or Isolagen or any officer, director, employee or agent or representative of Purchaser or Isolagen, expressly or by implication, as to (i) the approximate or exact length of time that Subscriber will be required to remain an owner of the Securities; (ii) the percentage of profit and/or amount of or type of consideration, profit or loss to be realized, if any, as a result of this investment; or (iii) that the limited past performance (if any) or experience on the part of Purchaser or Isolagen, or any future expectations will in any way indicate the predictable results of the ownership of Securities or of the overall financial performance of Purchaser or Isolagen.

                  (h) Subscriber further represents and warrants that each of its owners is an "Accredited Investor" within the meaning of Regulation D, as promulgated by the Securities and Exchange Commission.

         6.3      Right of First Refusal.

                  (a) In the event one or more patents (whether one or more, the "Patents") are issued pursuant to the Patent Applications and, within three years after their issuance, no activity has been commenced or is continuing to attempt to realize commercial value from any of the Patents, including without limitation, clinical trials or licensing efforts, Seller shall have the right to require Purchaser, by written notice (the "Sale Demand"), to use its commercially reasonable best efforts to market the Patents. Purchaser shall deliver to Seller a plan to market the Patents within sixty (60) days after the receipt of the Sale Demand; provided, however, if Purchaser has previously used commercially reasonable best efforts to market the Patents (including any such efforts prior to issuance of the Patents) and notified Seller of such efforts, Purchaser shall not be required to make additional efforts or deliver such a marketing plan. In the event Purchaser receives a bona fide third-party offer to purchase the Patents as a result of the Sale Demand, Purchaser shall provide written notice thereof to Seller, including a copy of the third-party offer (the "Offer Notice"), and Seller shall have the right (the "Right of First Refusal") to purchase the Patents on the same terms and conditions as the third-party offer by giving Purchaser written notice of such election (the "Purchase Notice") within sixty (60) days after receipt of the Offer Notice. If Seller fails to deliver the Purchase Notice on a timely basis, Purchaser shall have the right to complete the sale to the third party on the terms and conditions set forth in the Offer Notice, or Purchaser may elect to retain the Patents. Thereafter, if Purchaser retains the Patents, Seller shall have the right to request a further Sale Demand if Purchaser makes no effort to market the Patents within two (2) years after a previous Sale Demand is requested. The Right of First Refusal shall apply on the terms set forth herein to any subsequent proposed sale of the Patents to a third-party by Purchaser.

                  (b) The Right of First Refusal shall not apply to (i) any transaction involving the Intellectual Property prior to the issuance of the Patents or (ii) to any transaction proposed or consummated in response or resolution to a claim by a third party that the Intellectual Property or the Patents infringe on such Person's intellectual property rights. Further, the Right of First Refusal shall not apply to, and shall terminate upon, a bona fide sale to a third party of all of the common stock of Purchaser by Isolagen, a sale of all or substantially all the assets of Purchaser or Isolagen in a bona fide third party sale, a merger, consolidation or share exchange transaction in which there is a change of ownership of 50% or more of the issued and outstanding shares of common stock and shares convertible into common stock of Isolagen or a bona fide sale to one third party purchaser or a group of third party purchasers in a single transaction of more than 50% of the issued and outstanding shares of common stock and shares convertible into common stock of Isolagen.

         6.4 Abandonment of Patent Applications. In the event Purchaser decides to abandon the procurement of one or more pending patents in the Patent Application ("Pending Patents"), Purchaser shall return all Intellectual Property rights associated with the Pending Patents to Seller without cost.

         6.5 Filing of Reports. For so long as Isolagen is subject to the reporting requirements of the Exchange Act, Purchaser shall cause Isolagen to file and keep current all public filings required by the Exchange Act and the rules and regulations promulgated by the SEC thereunder, such that the reporting requirements set forth in Section 144(c) under the Securities Act shall be satisfied with respect to Isolagen, as issuer.

         6.6 Obligations of Subscriber. By accepting the Securities issued by Isolagen as a beneficiary of this contract, Subscriber shall assume and be entitled to, as the case may be, all of the rights and obligations of Seller under this Article Six.

                                    ARTICLE 7
                          SURVIVAL AND INDEMNIFICATION

         7.1 Indemnification of the Seller. Purchaser shall be responsible for and shall indemnify, defend, and hold harmless Seller, and Seller's agents, attorneys, representatives, third party beneficiaries (including Subscriber) and its members), and their respective heirs, executors, successors and assigns (collectively, the "Seller Indemnitees") from, against, and with respect to any and all Claims or Costs suffered by any such Seller Indemnitees, as result of, caused by, arising out of, directly or indirectly, or in any way relating to:
(a) a breach by Purchaser of any representation, warranty, covenant or obligation set forth in this Agreement or (b) Purchaser's development, ownership, management, control, use or disposition of the Intellectual Property after the Closing, unless and to the extent that such Claim arises solely from any action of Seller or any of its Affiliates after the Closing.

         7.2 Indemnification of the Purchaser. Seller shall be responsible for and shall indemnify, defend, and hold harmless Purchaser and its officers, directors, shareholders, employees, agents, attorneys, representatives, and Affiliates, and their respective heirs, executors, successors and assigns (the "Purchaser Indemnitees") from and against any and all Claims or Costs suffered by any such Purchaser Indemnitees as a result of, caused by, arising out of, directly or indirectly, or in any way relating to: (a) any breach by Seller of any representation, warranty, covenant or obligation set forth in this Agreement; or (b) any Costs or Claims arising from Seller's ownership, management, control, use or disposition of the Intellectual Property prior to the Closing Date.

         7.3 Demands for Third Party Claims. Each indemnified party hereunder (an "Indemnified Party") agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under this Agreement, including the receipt of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (being referred to herein as a "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the Indemnifying Party (the "Indemnifying Party"), together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

         7.4 Right to Contest and Defend. The Indemnifying Party shall contest and defend, at its sole cost and expense, by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party as soon as reasonably possible after (but no later than twenty [20] days from) the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the

Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the Indemnifying Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever (whether financial or the imposition of equitable or injunctive relief), other than the performance of purely ministerial tasks or obligations not involving material expense (for which the Indemnified Party shall be reimbursed). If the Indemnifying Party does not elect to contest any such Claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party.

         7.5 Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any Person, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating. At no cost or expense to the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Claim.

         7.6 Right to Participate. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including governmental authorities, asserting any Claim against the Indemnified Party or conferences with representatives of or counsel for such Persons.

         7.7 Payment of Damages. The Indemnifying Party shall pay to the Indemnified Party in immediately available funds any amounts to which the Indemnified Party may become entitled by reason of the provisions of this Agreement, such payment to be made within five (5) days after any such amounts are finally determined either by mutual agreement of the Parties hereto or pursuant to the final non-appealable judgment of a court of competent jurisdiction.

         7.8      Survival of Representations and Warranties.

                  (a) Except as otherwise provided herein, notwithstanding any investigation at any time made by or on behalf of any Party hereto, the representations and warranties set forth herein and in any certificate delivered in connection herewith with respect to any of those representations and warranties will survive the Closing and the Closing Date until the longer to occur of: (i) two (2) years or (ii) the expiration of the applicable statutes of limitation, including all periods of extension and tolling whereupon they will terminate and expire.

                  (b) After a representation and warranty has expired, as provided in Subsection 7.8(a), no claim for Claims or Costs may be made or prosecuted by any Person who would have been entitled to Claims or Costs on the basis of that representation and warranty prior to its termination and expiration, provided that no claim presented in writing for Claims or Costs to the Person or Persons from which or whom those damages are sought on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

         7.9 Independent Indemnities. The Parties acknowledge and agree that each of the indemnities under Sections 7.1 and 7.2 may be relied upon independently.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Entire Agreement. This Agreement (including the Exhibits and Schedules) sets forth the entire understanding of the Parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written) between the Parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         8.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the Parties hereto.

         8.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. A telecopied facsimile of an executed counterpart of this Agreement shall be sufficient to evidence the binding agreement of each Party to the terms hereof. However, each Party agrees to promptly deliver to the other Parties an original, duly executed counterpart of this Agreement.

         8.4 Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         8.5 Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         8.6 Third Party Beneficial Rights. Subscriber shall be an express third party beneficiary of Sections 2.4(b), 2.4(c), 3.1, 5.1 through 5.6. 6.2 through 6.5, 7.1, 7.2(a), 7.3 through 7.9, 8.7, 8.10 and 8.14 hereof and shall be entitled to enforce such provisions as if a party thereto. Except as provided in the preceding sentence and in Article 7 hereof, this Agreement is not intended to and shall not be construed to give any Person (other than the Parties signatory hereto) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

         8.7 Sales and Transfer Taxes. Seller shall be responsible for and pay all applicable sales, stamp, transfer, documentary, use, registration, filing and other Taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby (other than Taxes (including franchise Taxes) based on income of Purchaser).

         8.8 Expenses. Except as otherwise provided in this Agreement, Seller and Purchaser shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

         8.9 Notice. Any notice, request, instruction or other document to be given hereunder by any Party hereto to any other Party shall be sufficiently given if delivered in person or sent by confirmed facsimile transmission or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Purchaser, to:

                  Isolagen Technologies, Inc.
                  2500 Wilcrest Suite 540
                  Houston, TX 77042
                  Attn:  Michael Macaluso
                  Fax: (713) 954-2009

with a copy (which shall not constitute notice) to:

                  Haynes and Boone, L.L.P.
                  1000 Louisiana Street, Suite 4300
                  Houston, Texas  77002
                  Attention:  Steven A. Buxbaum
                  Facsimile:  (713) 236-5404

If to Seller, to:

                  Gregory M. Keller, M.D.
                  222 West Pueblo
                  Santa Barbara, CA 93105

with a copy (which shall not constitute notice) to:

                  Kenneth Aldrich
                  157 Surfview Drive
                  Pacific Palisades, CA  90272

if to Subscriber, to:

                  PacGen Partners
                  11766 Wilshire Blvd., Suite 1420
                  Los Angeles, CA 90025
                  Attention:  Kenneth Aldrich
                  Facsimile:  (301) 573-9699

with a copy (which shall not constitute notice) to:

                  Perkins Coie LLP
                  1620 26th Street, Sixth Floor
                  Santa Monica, CA 90404
                  Attention:  Michael J. Wise
                  Facsimile:  (310) 788-3399

or at such other address for a Party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

         8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law rules thereof.

         8.11 Confidentiality; Publicity. The terms and conditions of this Agreement shall not be disclosed by any Party hereto without the prior written consent of the other Parties; provided, however, that (i) Seller may disclose such information to its employees, attorneys and accountants and as is required to comply with the requirements of its lenders, to obtain consents to transfer of contract rights contemplated hereby or to otherwise remedy Encumbrances upon the Intellectual Property and (ii) Purchaser may disclose such information to its employees, attorneys and accountants and as is required to comply with the requirements of its lenders. No Party hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without first providing a copy of the text of such release to the other Party hereto and giving such other Party an opportunity to comment thereon.

         8.12 Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

         8.13 Enforcement. The Parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and such provisions shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the Parties hereto may have.

         8.14 Arbitration. Any controversy, dispute or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope and enforceability of this Section that cannot first be settled through ordinary negotiation between the Parties shall be submitted to binding and final arbitration conducted in Las Vegas, Nevada by and in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association or any successor organization. Any such arbitration shall be to a three member panel selected through the rules governing selection and appointment of such panels of the American Arbitration Association or any successor organization. The award rendered by the arbitrators may be confirmed, entered and enforced as a judgment in any court of competent jurisdiction; however, the Parties otherwise waive any rights to appeal the award except with regard to fraud by the panel. Any such action must be brought within the survival periods set forth elsewhere in this Agreement. The arbitrators shall award the Party which substantially prevails in any arbitration proceeding recovery of that Party's attorneys' fees, the arbitrators' fees and all costs in connection with the arbitration from the Party who does not substantially prevail. Nothing in this Section 8.14 shall restrict any Parties' ability to seek injunctive or other equitable relief in any court of competent jurisdiction prior to initiating arbitration. In the event that such injunctive or equitable relief is sought by any Party, such Party is specifically entitled to enforce the appropriate provisions of the Agreement in obtaining such relief in any court of competent jurisdiction and, thereafter, submit the remaining controversy, dispute or claim to arbitration in accordance with this Section 8.14.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, each of the Parties hereto has caused this Asset Purchase Agreement to be executed on its behalf as of the date first above written.

                                                   ISOLAGEN TECHNOLOGIES, INC.,
                                                   a Delaware corporation

                                                   By: _________________________
                                                       Frank DeLape
                                                       Chairman

                                                   _____________________________
                                                   GREGORY M. KELLER, M.D.

                                                   PACGEN PARTNERS, a California
                                                   general partnership

                                                   By: _________________________
                                                       Kenneth Aldrich
                                                       General Partner

          [SIGNATURE PAGE TO INTELLECTUAL PROPERTY PURCHASE AGREEMENT]